P E R F O R M A N C E - B A S E D

R E S T R I C T E D S T O C K A W A R D C E R T I F I C A T E

Non-transferable
G R A N T T O

__________________
(“Grantee”)

by CatchMark Timber Trust, Inc. (the “Company”) of _______ shares (the “Target Award”) of its Class A common stock, $0.01 par value (the “Shares”), pursuant to and subject to the provisions of the CatchMark Timber Trust, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”).

The Shares will be earned based the Company’s level of attainment of specified performance goals set forth on Exhibit A hereto for the one-year period beginning January 1, 20__ and ending December 31, 20__, and will vest (become non-forfeitable) based on Grantee’s continued employment with the Company or its Affiliates through December 31, 20__.

By accepting the Shares, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, certain terms are defined in Exhibit A hereto.

IN WITNESS WHEREOF, CatchMark Timber Trust, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

CATCHMARK TIMBER TRUST, Inc. By: Its:	Grant Date:

TERMS AND CONDITIONS

1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, and notwithstanding any contrary definition in the Plan, for purposes of this Agreement:

(a)	“CIC Date” means the effective date of a Change in Control.

(b)
“Determination Date” means the date of the Committee’s certification of achievement of the Performance Objectives, determination of the Performance Factor and approval of the Earned Award, which shall be any date between January 1, 20__ and March 15, 20__ or, if earlier, the CIC Date. If a Change in Control occurs between January 1, 20__ and December 31, 20__, all Performance Objectives shall be deemed to have been achieved at the “Target” level and the Performance Factor shall be 100%.

(c)	“Earned Award” means the number of Shares (rounded to the nearest whole share) equal to the Target Award times the Performance Factor, as determined by the Committee on the Determination Date.

(d)	“Grant Date” means ___________.

(e)
“Performance Factor” means the percentage, from 0% to 100%, that will be applied to the Target Award to determine the maximum number of Restricted Shares that may ultimately vest based on Grantee’s continued service through the Vesting Date, as more fully described in Exhibit A hereto.

(f)	“Performance Objectives” are the performance objectives described on Exhibit A hereto, that must be achieved in order for any Restricted Shares to be earned by Grantee pursuant to this Agreement.

(g)	“Performance Period” means the period beginning January 1, 20__ and ending on the earlier of the CIC Date or December 31, 20__.

(h)
“Qualifying Termination” means Grantee’s termination of employment (i) by reason of Grantee’s death or Disability, (ii) by the Company without Cause (as defined in Grantee’s Employment Agreement with the Company, dated as of ___________ (the “Employment Agreement’)) or (iii) by Grantee for Good Reason (as defined in the Employment Agreement).

(i)	“Target Award” means the number of Shares indicated on the cover page hereof as being the original Target Award.

(j)	“Vesting Date” is defined in Section 3 of this Agreement.

2.    Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party, or be subjected to any lien, obligation or liability of Grantee to any other party. The restrictions imposed under this Section 2 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Shares.

3.    Earning of Shares; Expiration of Restrictions. The restrictions imposed under Section 2 will expire on the dates and to the extent set forth in this Section 3 (the period prior to such expiration being referred to herein as the “Restricted Period”), based on (i) the level of attainment of the Performance Objectives and the application of the Performance Factor to the Target Award on the Determination Date, and (ii) Grantee’s continued employment with the Company or its Affiliates through the Vesting Date. Any Restricted Shares that do not become part of the Earned Award will immediately be forfeited to the Company without further consideration or any act or action by Grantee. The Earned Award will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)	100% of the Earned Award will vest on December 31, 20__, provided Grantee has continued in the employment of the Company or any of its Affiliates through such date;

(b)	100% of the Earned Award will vest on the occurrence of a Change in Control, provided Grantee has continued in the employment of the Company or any of its Affiliates through the CIC Date;

(c)	100% of the Earned Award will vest on the termination of Grantee’s employment by reason of a Qualifying Termination occurring on or after the Determination Date; and

(d)
a pro rata portion of the Earned Award will vest on the Determination Date in the event of a termination of Grantee’s employment by reason of a Qualifying Termination occurring prior to the Determination Date (with such pro rata portion determined by multiplying the Earned Award by a fraction, the numerator of which shall be the number of months elapsed in the Performance Period prior to the Qualifying Termination, and the denominator shall be 12).

In the event Grantee’s employment terminates for any reason other than a Qualifying Termination at any time prior to the applicable Vesting Date, all of Grantee’s Restricted Shares will immediately be forfeited to the Company without further consideration or any act or action by Grantee.

4. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. Any certificate for the Restricted Shares issued during the Restricted Period shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Certificate between the registered owner of the shares represented hereby and CatchMark Timber Trust, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of CatchMark Timber Trust, Inc.” Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any Exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.
5. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. If Grantee forfeits any rights he may have under this Certificate in accordance with Section 3, Grantee shall no longer have any rights as a stockholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock.
6. No Right of Continued Employment. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.
7. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code (an “(83(b) Election”). To effect such 83(b) Election, Grantee may file an appropriate election with Internal Revenue Service within 30 days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. The Company or an employing Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Shares. If Grantee does not make an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement may be satisfied, in whole or in part, by withholding from the award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. If Grantee makes an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement may be satisfied, in whole or in part, by deducting any such taxes from any payment of any kind otherwise due to Grantee. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
8. Clawback. The Shares shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.
9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.
10. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.
11. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CatchMark Timber Trust, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092-3365: Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.